Exhibit 99.1

Anchor Glass Container Corporation Reports 2003 Fourth Quarter and full year Results

TAMPA, Florida, February 12, 2004 — Anchor Glass Container Corporation (NASDAQ: AGCC) today reported financial results for its fourth quarter and year ended December 31, 2003.

For the fourth quarter of 2003, net sales increased 6.5 percent to $167.1 million, from $156.9 million in the prior year reflecting a continuation of the stronger sales growth that began in the third quarter. Capital spending for the quarter totaled $38.7 million as the Company performed major reconstruction on the furnace in the Lawrenceburg, Indiana factory and on two of the three furnaces in the Salem, New Jersey factory. All three major rebuilds were completed on budget and the rebuilt furnaces are now fully operational.

The strong growth in sales for the quarter was driven by a 9.3 percent increase in unit shipments, principally in the beer category. The favorable impact of strong sales and overall productivity improvements was offset by a significant increase in downtime costs related to the reconstruction of the three furnaces. The Company absorbed an increase of approximately 200 machine days of downtime compared to the fourth quarter of 2002. Results were also adversely impacted by a year over year increase in the cost of natural gas ($2.9 million), and interest expense ($3.9 million). As a result of these factors, the Company reported a net loss for the quarter of $11.3 million. EBITDA (see definition below) totaled $18.0 million for the quarter.

“Sales remained strong during the fourth quarter, continuing the positive trend from the third quarter,” said Richard M. Deneau, President and Chief Executive Officer. “We completed three more major capital improvement initiatives in the quarter along with several other minor initiatives. Even with these substantial investments, we ended the year undrawn on our revolver loan, so our liquidity position is excellent. These plant enhancements will drive significant productivity improvements in 2004.”

For full-year 2003, net sales were $709.9 million, compared to $715.6 million in the prior year, a small decline of 0.8 percent. EBITDA declined 3.5 percent to $93.1 million, from $96.5 million in the prior year. These results reflect the high cost of natural gas in 2003, which resulted in a year over year cost increase of $18.0 million. It also includes the substantial increase in downtime incurred during the year as a result of the major capital improvement projects involving five of Anchor’s furnaces. These costs were nearly offset by productivity gains, pricing improvements, lower SG&A costs and reduced rent expenses.

“We are looking forward to returning to a normal downtime schedule in 2004” said Deneau. “We will have approximately 650 fewer days of machine downtime next year. These positive factors, combined with a strong 2004 order book, provide good momentum heading into the new year.”

Dividend Declared

The Board of Directors of Anchor declared a quarterly dividend of $0.04 per share of its common stock. The dividend is payable March 15, 2004 to stockholders of record at the close of business on March 1, 2004.

Disclosures

EBITDA is an amount equal to net income (loss) plus restructuring, net; reorganization items, net; interest expense; income taxes; depreciation and amortization; loss (gain) on fixed asset sales; and other noncash items. EBITDA is not a presentation made in accordance with generally accepted accounting principles (GAAP) and is not intended to present a superior measure of financial condition or profitability from those determined under GAAP. EBITDA is a primary component of financial covenants under Anchor’s debt agreements. Although management uses this measure, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

This press release contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ materially from forward-looking statements. Risks and uncertainties include, but are not limited to, economic, competitive, government and technological factors outside the control of Anchor. Risks and uncertainties may also include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the price of natural gas; Anchor’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; Anchor’s dependence on certain executive officers; and changes in environmental and other government regulations. Anchor operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. Anchor does not intend to update forward-looking statements contained in this press release.

Anchor Glass will discuss fourth quarter and full year 2003 results during a conference call Friday, February 13, 2004 at 11:00 a.m. Eastern Time. Interested parties may listen to the call through Shareholder.com investor center at www.shareholder.com/anchor/medialist.cfm or by phone at (800) 289-0485.

Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has nine strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

Anchor Glass Container Corporation
Financial Summary
Dollars in thousands. Unaudited.

Fourth quarter ended December 31,

	2003	2002

Net sales	$167,172	$156,899
Cost of products sold	161,101	141,987
Selling and administrative expenses	6,870	7,741

Income (loss) from operations	(799)	7,171
Other income, net	1,260	5
Interest expense	(11,744)	(7,810)

Net loss	$(11,283)	$(634)

EBITDA	$18,035	$20,582

Other data for the fourth quarter ended December 31,

	2003	2002

Depreciation and amortization	$18,796	$13,358
Capital expenditures	38,678	23,218

Years ended December 31,

	2003	*2002

Net sales	$709,943	$715,574
Cost of products sold	660,402	644,053
Selling and administrative expenses	26,963	28,945
Restructuring, net	—	(395)

Income from operations	22,578	42,971
Reorganization items, net	—	47,389
Other income (expense), net	(156)	1,123
Interest expense	(48,549)	(28,329)

Net income (loss)	$(26,127)	$63,154

EBITDA	$93,136	$96,479

*	2002 is comprised of the four months ended December 31, 2002 and the eight months ended August 31, 2002.

Balance sheet data at December 31,

	2003	2002

Total assets	$706,544	$556,397
Total debt	431,776	298,801
Preferred stock – Series C	—	78,022
Total stockholders’ equity	95,563	1,499

Other data for the years ended December 31,

	2003	2002

Depreciation and amortization	$70,512	$53,732
Capital expenditures	119,115	71,320

Reconciliation of net income (loss) to EBITDA

	Fourth quarter ended		Years ended
	December 31,		December 31,

	2003	2002	2003	2002

Net income (loss)	$(11,283)	$(634)	$(26,127)	$63,154
Restructuring, net	—	—	—	(395)
Reorganization items, net	—	—	—	(47,389)
Interest expense	11,744	7,810	48,549	28,329
Depreciation and amortization	18,796	13,358	70,512	53,732
Loss (gain) on fixed asset sales	(8)	(7)	379	83
Other noncash items	(1,214)	55	(177)	(1,035)

EBITDA	$18,035	$20,582	$93,136	$96,479

For more information, contact:
Darrin Campbell
Executive Vice President and Chief Financial Officer
Anchor Glass Container Corporation
813-882-7825